Annual Shareholder Meeting Results

PCM Fund, Inc., PIMCO Income Opportunity Fund and PIMCO Dynamic
Credit Income Fund held their annual meetings of shareholders on April 30, 2015. Shareholders voted as indicated below:

PIMCO Income Opportunity Fund

Election of Craig Dawson Class III to serve until the annual meeting for the 2016 2017
fiscal year
                Withheld
Affirmative     Authority
12,865,579      335,855
Re election of Hans W. Kertess Class I to serve until the annual
Meeting for the 2017 2018
fiscal year
 12,829,785      371,649
Re election of William B. Ogden, IV Class I to serve until the annual Meeting for the 2017 2018 fiscal year
 12,833,222     368,212
Re election of Deborah A. DeCotis Class I to serve until the annual Meeting for the 2017 2018 fiscal year
12,891,211      310,223

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Bradford K. Gallagher, James A. Jacobson, Alan Rappaport and John C. Maney continued to serve as Trustees of the Fund.
Interested Trustee